EXHIBIT 99.1


                                  MASTEC, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands except per share amounts)

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                            --------------------------------
                                                                       1995             1996                1997
                                                                       ----             ----                ----
Revenue                                                           $  174,583       $   472,800         $ 659,439
Costs of revenue                                                     130,762           352,329           496,230
Depreciation and amortization                                          6,913            12,000            23,465
General and administrative expenses                                   19,081            58,529            82,261
                                                                  ----------       -----------         ---------
     Operating income                                                 17,827            49,942            57,483
Interest expense                                                       4,954            11,434            11,541
Interest and dividend income                                           3,349             3,246             1,783
Special charges-real estate and investment write-downs                23,086                 -                 -
Other income, net                                                      2,028               950             8,123
                                                                  ----------       -----------         ---------

Income (loss) from continuing operations before equity in (losses)
   earnings of unconsolidated companies, (benefit) provision
   for income taxes and minority interest                             (4,836)           42,704            55,848
Equity in (losses) earnings of unconsolidated companies                 (300)            3,040             2,897
(Benefit) provision for income taxes                                  (1,835)           15,661            20,864
Minority interest                                                        161                93            (3,346)
                                                                 -----------      ------------         ---------
Income from continuing operations                                     (3,140)           30,176            34,535

Discontinued operations:
Income (loss) from discontinued operations,
   (net of applicable income taxes)                                       38              (177)              129
Net gain on disposal of discontinued operations net of
  aprovision of $6,405 for 1995 to write down related assets to realizable values and including operating losses during
  phase-out period, net of applicable income taxes                     2,493                66                 -
                                                                  ----------       -----------         ---------
Net income (loss)                                                 $     (609)      $    30,065         $  34,664
                                                                  ==========       ===========         =========


Basic earnings per share: (1)
Weighted average common shares outstanding                            23,892            24,703            26,460
Earnings per share:
Continuing operations                                             $    (0.14)      $      1.22         $    1.31
Discontinued operations                                                 0.11                 -                 -
                                                                  ----------       -----------         ---------
                                                                  $    (0.03)      $      1.22         $    1.31
                                                                  ==========       ===========         =========

Diluted earnings per share: (1)
Weighted average common shares outstanding                            23,892            25,128            27,019
Earnings per share:
Continuing operations                                             $    (0.14)      $      1.20         $    1.28
Discontinued operations                                                 0.11                 -                 -
                                                                  ----------       -----------         ---------
                                                                  $     0.03       $      1.20         $    1.28
                                                                  ==========       ===========         =========

(1) Amounts have been adjusted to reflect the three-for-two stock split effected on February 28, 1997


The accompanying notes are an integral part of these consolidated financial statements.

                                  MASTEC, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                  DECEMBER 31,
                                                                        ---------------------------------
                                                                             1996                1997
                                                                             ----                ----
ASSETS
Current assets:
   Cash and cash equivalents                                            $    4,754           $    6,063
   Accounts receivable-net and unbilled revenue                            306,022              346,596
   Notes receivable                                                         29,549                  682
   Inventories                                                               4,837                8,746
   Other current assets                                                     35,382               32,109
                                                                        ----------           ----------
         Total current assets                                              380,544              394,196
                                                                        ----------           ----------

Property and equipment-at cost                                              80,119              121,441
Accumulated depreciation                                                   (20,517)             (35,332)
                                                                        ----------           ----------
   Property and equipment-net                                               59,602               86,109
                                                                        ----------           ----------

Investments in unconsolidated companies                                     30,209               48,160
Other assets                                                                12,663              101,759
                                                                        ----------           ----------

         TOTAL ASSETS                                                   $  483,018           $  630,224
                                                                        ==========           ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current maturities of debt                                           $   38,035            $  54,562
   Accounts payable                                                        162,377              166,596
   Other current liabilities                                                28,352               48,950
                                                                        ----------           ----------
         Total current liabilities                                         228,764              270,108
                                                                        ----------           ----------

Other liabilities                                                           33,593               41,924
                                                                        ----------           ----------

Long-term debt                                                             117,157               94,495
                                                                        ----------           ----------

Commitments and contingencies

Stockholders' equity:
   Common stock                                                              2,643                2,805
   Capital surplus                                                         149,083              158,730
   Retained earnings                                                        35,728               70,392
   Accumulated translation adjustments                                        (802)              (3,466)
   Treasury stock                                                          (83,148)              (4,764)
                                                                        ----------           ----------
         Total stockholders' equity                                        103,504              223,697
                                                                        ----------           ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $  483,018            $ 630,224
                                                                        ==========            =========


The accompanying notes are an integral part of these consolidated financial statements.

                                  MASTEC, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   For the three years ended December 31, 1997
                                 (In thousands)

                                             COMMON STOCK                             ACCUMULATED
                                         ISSUED               CAPITAL   RETAINED   TRANSLATION    TREASURY
                                         SHARES     AMOUNT    SURPLUS   EARNINGS   ADJUSTMENTS      STOCK     TOTAL
---------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994                 26,435   $ 2,643   $134,094   $ 6,272     $      -     $ (92,135)  $ 50,874
Net income                                                                 (609)                                 (609)
Stock issued to 401(k)
Retirement savings plan from
   treasury shares                                                 92                                  146        238
Accumulated translation adjustment                                                         1                        1

---------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995                 26,435     2,643    134,186     5,663            1       (91,989)    50,504
Net income                                                               30,065                                30,065
Cumulative effect of translation                                                        (803)                    (803)
Stock issued from treasury stock
   for options exercised                                           48                                  523        571
Tax benefit for stock option plan                                 513                                             513
Stock issued from treasury stock
   for an acquisition                                           8,844                                2,201     11,045
Stock issued for debentures
   from treasury stock                                          5,492                                6,117     11,609

---------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996                 26,435     2,643    149,083    35,728         (802)      (83,148)   103,504
Net income                                                               34,664                                34,664
Cumulative effect of translation                                                      (2,664)                  (2,664)
Stock issued from treasury stock
   for options exercised                                         206                                  979      1,185
Tax benefit for stock option plan
   exercises                                                    1,538                                           1,538
Stock issued for acquisitions              1,621       162      76,219                                         76,381
Stock issued from treasury stock
   for an acquisition                                           4,479                                1,603      6,082
Stock issued for stock dividend
   from treasury stock                                        (75,802)                              75,802          -
Treasury stock sold                                             3,007                                           3,007

---------------------------------------------------------------------------------------------------------------------
Balance December 31,1997                  28,056    $2,805  $ 158,730  $ 70,392     $ (3,466)    $  (4,764)  $223,697
---------------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of these consolidated financial statements.

                                  MASTEC, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                       ---------------------------------------
                                                                       1995             1996              1997
                                                                       ----             ----              ----
Cash flows from operating activities:
Net income (loss)                                                  $     (609)        $  30,065        $  34,664
Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
Depreciation and amortization                                           6,913            12,000           23,465
Minority interest                                                        (161)              (93)           3,346
Equity in losses (earnings) of
    unconsolidated companies                                              300            (3,040)          (2,897)
Special charges-real estate and
    investments write downs                                            23,086                 -                -
Gain on sale of assets                                                 (2,823)             (365)          (6,848)
Changes in assets and liabilities net of effect of acquisitions and divestitures:
  Accounts receivable-net and unbilled revenue                        (20,322)          (12,013)         (28,809)
  Inventories and other current assets                                 (1,626)           (2,448)              64
  Other assets                                                         (1,582)           (2,102)         (10,499)
  Accounts payable                                                     10,929            24,492            5,348
  Income and deferred taxes                                            (8,338)            2,574           (4,991)
  Other current liabilities                                            (1,194)           (6,706)           7,326
  Other liabilities                                                     1,023            (4,942)          (4,988)
                                                                   ----------         ---------        ---------
Net cash provided by operating activities                               5,596            37,422           15,181
                                                                   ----------         ---------        ---------

Cash flows from investing activities:
  Capital expenditures                                                (14,668)           (7,059)         (21,534)
  Cash acquired in acquisitions                                           148             1,130            3,304
  Cash paid for acquisitions                                           (1,750)           (6,164)         (48,910)
  Distributions from unconsolidated companies                             245                 -            2,130
  Investments in unconsolidated companies                              (7,408)           (1,212)          (3,364)
  Investments in notes receivable                                     (25,000)                -                -
  Repayment of notes receivable                                           443             1,273              565
  Repayment of notes to stockholders                                    1,800                 -              780
  Net proceeds from sale of assets and other non-core assets           24,227             9,404           29,628
                                                                   ----------         ---------        ---------
Net cash used in investing activities                                 (21,963)           (2,628)         (37,401)
                                                                   ----------         ---------        ---------


The accompanying notes are an integral part of these consolidated financial statements.

                                  MASTEC, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (In thousands)

                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                       ---------------------------------------
                                                                       1995            1996               1997
                                                                       ----            ----               ----
Cash flows from financing activities:
  Proceeds from revolving credit facilities                        $   21,625        $   17,476       $   57,328
  Other borrowings                                                     29,950            21,739           19,936
  Debt repayments                                                     (39,466)          (70,320)         (59,059)
  Proceeds from common stock issued
    from treasury                                                         238               792            6,264
  Financing costs                                                        (516)                -             (587)
                                                                   ----------        ----------       ----------

Net cash provided by (used in) financing activities                    11,831           (30,313)          23,882
                                                                   ----------        ----------       ----------

Net (decrease) increase in cash and cash equivalents                   (4,536)            3,678            1,662

Net effect of translation on cash                                           -              (803)            (353)

Cash and cash equivalents - beginning of period                         5,612             1,076            4,754
                                                                   ----------        ----------       ----------

Cash and cash equivalents - end of period                          $    1,076        $    4,754       $    6,063
                                                                   ==========        ==========       ==========

Supplemental disclosures of cash flow information:
Cash paid during the period for:

  Interest                                                         $    4,984        $   10,029       $    8,727
  Income taxes                                                     $    7,527        $   11,676       $   10,377



The accompanying notes are an integral part of these consolidated financial statements.

                                  MASTEC, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (In thousands)

Supplemental disclosure of non-cash investing and financing activities:

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                          --------------------------------------
                                                                          1995           1996               1997
                                                                          ----           ----               ----
Acquisitions accounted for under purchase method
  of accounting:
Fair value of assets acquired:
Accounts receivable                                                $      167         $ 248,087         $ 43,966
Inventories                                                                 -             2,980            1,681
Other current assets                                                       67            12,661            2,127
Property and equipment                                                  2,688            13,148           27,480
Investments in unconsolidated companies                                     -             9,373                -
Real estate and other assets                                               50             6,385            3,973
                                                                   ----------         ---------         --------
Total non-cash assets                                                   2,972           292,634           79,227
                                                                   ----------         ---------         --------
Liabilities                                                                71           162,928           32,238
Long-term debt                                                             93            78,966            8,535
                                                                   ----------         ---------         --------
Total liabilities assumed                                                 164           241,894           40,773
                                                                   ----------         ---------         --------
Net non-cash assets acquired                                            2,808            50,740           38,454
Cash acquired                                                             148             1,130            3,304
                                                                   ----------         ---------         --------
Fair value of net assets acquired                                       2,956            51,870           41,758
Excess over fair value of assets acquired                                   -             4,956           98,088
                                                                   ----------         ---------         --------
Purchase price                                                     $    2,956         $  56,826         $139,846
                                                                   ==========         =========         ========

Notes payable issued in acquisitions                               $      800         $  36,561         $    130
Cash paid and common stock issued for acquisitions                      1,750            17,340          129,509
Contingent consideration                                                  406             2,250            9,907
Acquisition costs                                                           -               675              300
                                                                   ----------         ---------         --------
Purchase price                                                     $    2,956         $  56,826         $139,846
                                                                   ==========         =========         ========

Property acquired through financing arrangements                   $    9,452         $   8,550         $    413
                                                                   ==========         =========         ========



The accompanying notes are an integral part of these consolidated financial statements.

                                   MASTEC, INC
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (In thousands)

Supplemental disclosure of non-cash investing and financing activities (cont.)

                                                            DECEMBER 31, 1995

Disposals:
Assets sold:
  Accounts receivable                                               $    2,158
  Inventories                                                            1,770
  Other current assets                                                      22
  Property and equipment                                                 1,832
  Other assets                                                               4
                                                                    ----------
Total non-cash assets                                                    5,786
Liabilities                                                              1,878
Long-term debt                                                             343
                                                                    ----------
Total liabilities                                                        2,221
                                                                    ----------
Net non-cash assets sold                                            $    3,565
                                                                    ==========
Sale price                                                          $   12,350
Transaction costs                                                        (521)
Note receivable                                                          (450)
                                                                    ==========
Net cash proceeds                                                   $   11,379
                                                                    ==========


         In 1995, the Company's purchase of a 33% interest in Supercanal was financed in part by the seller for $7 million. (See Note 2.)

         During 1995, MasTec issued $146,000 of common stock from treasury stock for purchases made by The MasTec, Inc. 401 (k) Retirement Savings Plan. Capital surplus was increased by $92,000.

         In 1996, the Company issued approximately 198,000 shares of common stock for an acquisition. Common stock was issued from treasury at a cost of $2.2 million.

         In 1996, the Company converted $11.6 million of its 12% convertible subordinated debentures into common stock. Common stock was issued from treasury at a cost of $6.1 million. (See Note 5.)

         In 1996, the Company's purchase of an additional 3% interest in Supercanal was financed in part by the sellers for $2 million. (See Note 2.)

         During 1996, MasTec issued $523,000 of common stock from treasury for stock option exercises. Capital surplus was increased by $48,000.

         In 1997, the Company issued approximately 1,621,000 shares of common stock for domestic acquisitions, of which 250,000 shares were issued from treasury stock at a cost of approximately $1.6 million. (See Note 2 for non-cash transactions related to MasTec Inepar.)

         In July 1997, the Company converted a note receivable and accrued interest thereon totaling $29 million into stock of Conecel. (See Note 2.)




The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

1.        NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

         MasTec, Inc. (the "Company" or "MasTec") is one of the world's 1eading contractors specializing in the build-out of telecommunications and other utilities infrastructure. The Company's business consists of the design, installation and maintenance of the outside physical plant ("outside plant") for telephone and cable television communications systems, including the installation of aerial, underground and buried copper, coaxial and fiber optic cable networks and the construction of wireless antenna networks for telecommunications service companies such as local exchange carriers, competitive access providers, cable television operators, long-distance carriers, and wireless phone companies. The Company also installs central office equipment and designs, installs and maintains integrated voice, data and video local and wide area networks inside buildings ("inside wiring"). The Company believes it is the largest independent contractor providing telecommunications infrastructure construction services in the United States and Spain and one of the largest in Argentina, Chile, Brazil and Peru. The Company also provides infrastructure construction services to the electric power industry and other public utilities.

         The Company provides a full range of infrastructure services to its telecommunications company customers. Domestically, the Company provides outside plant services to local exchange carriers such as BellSouth Telecommunications, Inc. ("BellSouth"), U.S. West Communications, Inc., SBC Communications, Inc., United Telephone of Florida, Inc. (a subsidiary of Sprint Corporation) and GTE Corp. At December 31, 1997, MasTec had 20 multi-year service contracts ("master contracts") with regional bell operating companies ("RBOCs") and other local exchange carriers to provide all of their outside plant requirements up to a specific dollar amount per job and within certain geographic areas. Internationally, the Company provides outside plant services, turn-key switching system installation and inside wiring services through its wholly owned subsidiary Sistemas e Instalaciones de Telecomunicacion, S.A. ("Sintel") to Telefonica de Espana, S.A. ("Telefonica") under three separate multi-year contracts similar to those in the U.S. which expire in 1998. In July 1997, the Company also began servicing the local telephone subsidiaries of Telecomunicacoes Brasileiras S.A., ("Telebras") the Brazilian government-owned telecommunications system in Sao Paulo, Rio de Janeiro, Parana and other states in the more populous and developed Southern region of Brazil, as well as Companhia Riograndense de Telecomunicacoes, S.A. ("CRT"), the local telephone company in Rio Grande do Sul which is partly owned by Telefonica.

         The Company was formed through the combination of Church & Tower, Inc. ("Church and Tower") and Burnup & Sims Inc. ("Burnup & Sims"), two established names in the U.S. telecommunications and other utilities construction services industry. On March 11, 1994, the shareholders of Church & Tower acquired 65% of the outstanding common stock of Burnup & Sims in a reverse acquisition (the "Burnup Acquisition"). Following the change in control, the senior management of Burnup & Sims was replaced by Church & Tower management and the name of Burnup & Sims was changed to "MasTec, Inc." Church & Tower is considered the predecessor company to MasTec and, accordingly, the results of Burnup & Sims subsequent to March 11, 1994 are included in the results of the Company.

MANAGEMENT'S ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

         The Consolidated Financial Statements include MasTec, Inc. and its subsidiaries. All material intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current presentation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

FOREIGN CURRENCY

         The financial position and results of operations of the Company's foreign subsidiaries are measured using local currency as the functional currency. The Company translates foreign currency financial statements by translating balance sheet accounts at the exchange rate on the balance sheet date and income statement accounts at the average exchange rate for the period. Translation gains and losses are recorded in stockholders' equity, and transaction gains and losses are reflected in income.

REVENUE RECOGNITION

         Revenue and related costs for short-term construction projects (i.e., projects with a duration of less than one month) are recognized as the projects are completed. Revenue generated by certain long-term construction contracts are accounted for by the percentage-of-completion method under which income is recognized based on the ratio of estimated cost incurred to total estimated contract cost. Losses, if any, on such contracts are provided for in full when they become known. Billings in excess of costs and estimated earnings on uncompleted contracts are classified as current liabilities. Any costs in excess of billings are classified as current assets. Work in process on contracts is based on work performed but not billed to customers as per individual contract terms.

         The Company also provides management, coordination, consulting and administration services for construction projects. Compensation for such services is recognized ratably over the term of the service agreement.

EARNINGS PER SHARE

         In 1997, the Company adopted Statement of Financial Accounting Standard No. 128 ("SFAS") No. 128, "Earnings Per Share" issued by the Financial Accounting Standards Board "FASB". SFAS No. 128 requires the presentation of basic earnings per common share and diluted earnings per common share. Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per common share includes the dilutive effect of stock options and warrants using the treasury stock method. The difference between the weighted average common shares outstanding used to calculate basic and diluted earnings relates to options assumed exercised which were 177,000, 425,000 and 559,000 at December 31, 1995, 1996 and 1997, respectively.

CASH AND CASH EQUIVALENTS

         The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

INVENTORIES

         Inventories (consisting principally of material and supplies) are carried at the lower of first-in, first-out cost or market.

PROPERTY AND EQUIPMENT, NET

         Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets as follows: buildings and improvements -- 5 to 20 years, and machinery and equipment -- 3 to 7 years. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated useful lives of the improvements. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are eliminated in the year of disposal and the resulting gains and losses are included in income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

INVESTMENTS

         The Company's investment in real estate which is located primarily in Florida was acquired in connection with the Burnup Acquisition and is stated at its estimated net realizable value. Investments in unconsolidated companies are accounted for following the equity method of accounting when significant influence by the Company exists (see Note 2).

ACCRUED INSURANCE

         The Company is self-insured for certain property and casualty and worker's compensation exposure and, accordingly, accrues the estimated losses not otherwise covered by insurance.

INCOME TAXES

         The Company records income taxes using the liability method. Under this method, the Company records deferred taxes based on temporary taxable and deductible differences between the tax bases of the Company's assets and liabilities and their financial reporting bases. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The Company anticipates the effects of SFAS No. 130 will result in the disclosure of foreign currency translation adjustment as part of comprehensive income.

         In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes the standards for related disclosures about products and services, geographic areas, and major customers. This statement requires a public business enterprise report financial and descriptive information about its reportable operating segments. The financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement is effective for financial statements for periods beginning after December 15, 1997. Management is currently evaluating the requirements of SFAS No. 131 to determine the extent of additional disclosure.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

2.        ACQUISITIONS AND INVESTING ACTIVITIES

DOMESTIC

         During 1996 and 1997, the Company completed eleven domestic acquisitions which have been accounted for under the purchase method of accounting. Accordingly, the results of operations have been included in the Company's consolidated financial statements from the respective acquisition dates. If the acquisitions had been made at the beginning of 1996 or 1997, pro forma results of operations would not have differed materially from actual results. Acquisitions made in 1997 were Kennedy Cable Construction, Inc., GJS Construction Co. d/b/a Somerville Construction and Shanco Corporation, three contractors servicing multiple systems operators such as Time Warner, Inc., Marcus Cable Company and Cox Communications, Inc. in a number of states including Alabama, Arizona, Florida, Georgia, New Jersey, New York, North Carolina, South Carolina and Texas; and R.D. Moody Associates, Inc., B&D Contractors of Shelby, Inc., Tele-Communications Corporation of Virginia, E.L. Dalton & Company, Inc., R.D. Moody Associates of Virginia, Inc., Weeks Construction Company, and Wilde Construction, Inc. and affiliates, seven telecommunications and utility contractors with operations primarily in the southeastern, mid-western and southwestern United States. In August 1997, the Company completed the acquisition of AIDCO Systems, Inc. and a related company which is engaged in the installation and maintenance of voice, data and video local-area networks in the western and mid-western United States. Acquisitions made in 1996 were Carolina ComTec, Inc., a privately held company engaged in installing and maintaining voice, data and video networks, and Harrison-Wright Company Inc., one of the oldest telecommunications contractors in the southeastern United States.

         Intangible assets of approximately $76.8 million resulting from domestic business acquisitions are included in other long-term assets and principally consist of the excess acquisition cost over the fair value of the net assets acquired (goodwill). Goodwill associated with domestic acquisitions is being amortized on a straight-line basis over a range of 15-40 years. The Company periodically reviews goodwill to assess recoverability.

INTERNATIONAL

         On April 30, 1996, the Company purchased from Telefonica, 100% of the capital stock of Sintel, a company engaged in telecommunications infrastructure construction services in Spain, Argentina, Chile, and Peru. In Argentina, Chile and Peru, the Company currently operates through unconsolidated corporations in which it holds 50% interests. The purchase price for Sintel was Spanish Pesetas ("Pesetas") 4.9 billion (US$39.5 million at the then exchange rate of 124 Pesetas to one U.S. dollar). An initial payment of Pesetas 650 million ($5.1 million) was made at closing. An additional Pesetas 650 million ($4.9 million) was paid on December 31, 1996, with the balance of the purchase price, Pesetas
3.6 billion (US$27.5 million), due in two equal installments on December 31, 1997 and 1998. The Company has paid a portion of the December 31, 1997 installment in connection with the acquisition debt, with the remaining amount to be paid pending resolution of the offsetting amounts between the Company and Telefonica. Prior to April 30, 1996, as part of the terms of the purchase and sale agreement with Telefonica, Sintel sold certain buildings to Telefonica and Telefonica repaid certain tax credits and made a capital contribution to Sintel (collectively referred to as the "Related Transactions"). The total proceeds from the Related Transactions were approximately $41.0 million and resulted in an increase in equity of $28.1 million prior to the purchase. The assets and liabilities resulting from the acquisition are disclosed in the supplemental schedule of non-cash investing and financing activities in the Consolidated Statements of Cash Flows. The Sintel acquisition gave the Company a significant international presence. See Note 9 regarding geographic information. The Sintel acquisition has been treated as a "purchase" as the term is used under generally accepted accounting principles. Management's estimate of fair value approximated that of the carrying value of the net assets acquired after reflecting a reserve for involuntary employee terminations of $12.4 million and deferred taxes of $4.3 million.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

PRO FORMA CONDENSED RESULTS OF OPERATIONS

         The following information presents the unaudited pro forma condensed results of operations for the year ended December 31, 1996 as if the Company's acquisitions of certain domestic companies, Sintel and the Related Transactions had occurred on January 1, 1996. The pro forma results include adjustments to increase interest expense resulting from the debt incurred pursuant to the Sintel acquisition ($700,000), offset by the reduction in interest and depreciation expenses resulting from the Related Transactions ($1 million) and a tax benefit at 35% as well as pro forma adjustments for income taxes related to the Subchapter S status of certain domestic acquisitions. The pro forma results are presented for informational purposes only and are not necessarily indicative of the future results of operations or financial position of the Company or the results of operations or financial position of the Company had the acquisitions and the Related Transactions occurred January 1, 1996. The pro forma results of operations for the years ended December 31, 1996 and 1997 (in thousands) are as follows:

                                                    1996(1)              1997
                                                 ------------         ----------

Revenue                                          $    617,763         $  703,369
Income from continuing operations (3)                  35,333             38,850
Net income (2), (3)                                    35,222             38,979
Basic earnings per share: (4)
Continuing operations (2), (3)                   $       1.43         $     1.42
Discontinued operations                                     -               0.01
                                                 ------------         ----------
  Net income (2), (3)                            $       1.43         $     1.43
                                                 ============         ==========
Diluted earnings per share: (4)
Continuing operations (2), (3)                   $       1.40         $     1.39
Discontinued operations                                     -               0.01
                                                 ------------         ----------
  Net income (2), (3)                            $       1.40         $     1.40
                                                 ============         ==========

 (1) The pro forma results for the year ended December 31, 1996, include special charges incurred by Sintel related to a restructuring plan of $1.4 million.
 (2) The pro forma results reflect a provision for income taxes for companies which were previously S corporations of $3.0 million and $2.8 million in 1996 and 1997, respectively.
 (3) The pro forma results reflect amortization of goodwill of $1.1 million net of the related tax benefit.
 (4) Earnings per share calculation assumes 1.4 million shares issued for acquisitions were outstanding for the entire year.

         On July 31, 1997, the Company completed its acquisition of 51% of MasTec Inepar S/A-Sistemas de Telecomunicacoes ("MasTec Inepar"), a newly formed Brazilian telecommunications infrastructure contractor, for $29.4 million in cash payable over eleven months and 250,000 shares of common stock. Goodwill related to this acquisition at December 31, 1997 is $16.5 million and is included in other long-term assets. Goodwill is being amortized over 15 years.

INVESTING ACTIVITIES

         In July 1996, the Company contributed its 36% ownership interest in Supercanal, S.A. ("Supercanal"), a cable television operator in Argentina, to a holding company which also held the other shares of Supercanal. Concurrently, Multicanal, S.A., one of the leading cable television operators in Argentina, acquired a 20% interest in the holding company for approximately $17 million in cash and provided significant additional financing to fund pending acquisitions. As a result of the Multicanal investment, the shareholders entered into an agreement whereby Multicanal was granted veto powers over certain fundamental board and stockholder decisions and, along with the majority shareholder, was given operational control of Supercanal. The Company's interest in the holding company was reduced to approximately 28.8% by this transaction and the Company no longer exercised significant influence in the operations of Supercanal. Accordingly, its investment is accounted for at cost and is included in investments in unconsolidated companies.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

         At December 31, 1997, the Company's investment in Supercanal was $16.0 million. Based on the most recent available financial information, for the nine months ended September 30, 1997, Supercanal incurred losses of $19.5 million (unaudited) and reflected a shareholders' deficiency of $7.2 million (unaudited).

         In July 1995, the Company made a $25 million non-recourse term loan to Devono Company Limited, a British Virgin Islands corporation ("Devono"). The loan was collateralized by 40% of the capital stock of a holding company that owned 52.6% of the capital stock of Consorcio Ecuatoriano de Telecomunicaciones, S.A. ("Conecel"), one of two cellular phone operators in the Republic of Ecuador. In June 1997, the Company converted its loan and accrued interest into the stock of the holding company. In December 1997, the Company sold its investment in the holding company for $20.0 million in cash and 7.5 million shares of Conecel Class B non-voting stock valued at $25.0 million. Accordingly, the Company recognized a gain of $4.4 million net of tax based of the percent of cash received to the total transaction value.

3.        ACCOUNTS RECEIVABLE-NET

         Accounts receivable are presented net of an allowance for doubtful accounts of $1.0 million, $3.1 million, and $3.1 million at December 31, 1995, 1996 and 1997, respectively. The Company recorded a provision for doubtful accounts of $.4 million, $1.2 million, and $0.3 million during 1995, 1996 and 1997 respectively. In addition, the Company recorded write-offs of $0.7 million, $0.1 million, and $0.7 million during 1995, 1996 and 1997, respectively and in 1996 and 1997 transferred from other accounts $0.9 million and $0.4 million, respectively.

         Accounts receivable include retainage which has been billed but is not due until completion of performance and acceptance by customers, and claims for additional work performed outside original contract terms. Retainage aggregated $4.1 million and $10.2 million at December 31, 1996 and 1997, respectively.

         Included in accounts receivable is unbilled revenue of $41.4 million and $97.5 million at December 31, 1996 and 1997, respectively. Such unbilled amounts represent work performed but not billable to customers as per individual contract terms.

4.        PROPERTY AND EQUIPMENT

         Property and equipment is comprised of the following as of December 31, 1996 and 1997 (in thousands):

                                                     1996             1997
                                                     ----             ----

Land                                            $     7,479       $     8,430
Buildings and improvements                            6,187             9,474
Machinery and equipment                              63,110            97,727
Office furniture and equipment                        3,343             5,810
                                                -----------       -----------
                                                     80,119           121,441
Less-accumulated depreciation                       (20,517)          (35,332)
                                                -----------       -----------
                                                $    59,602       $    86,109
                                                ===========       ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

5.        DEBT

         Debt is comprised of the following (in thousands):

                                                                                         AT DECEMBER 31,
                                                                                     1996              1997
                                                                                     ----              ----
         Revolving Credit Facility, at LIBOR plus 1.00% (6.96%
           at December 31, 1997)                                               $         -      $   83,010
         Fleet Credit Facility at LIBOR plus 2.00%-2.25%
           and 7.75% -7.94% at December 31, 1996)                                   46,865               -
         Revolving Credit Facility, at MIBOR plus 0.30% (7.0% at
           December 31, 1996 and 5.60% at December 31, 1997
           due on November 1, 1998)                                                 43,613          10,894
         Other bank facilities, denominated in Spanish pesetas,
           at interest rates from 8.1% to 9.3% at December 31, 1996
           and 5.65% - 6.75% at December 31, 1997                                   11,048          17,438
         Notes payable for equipment, at interest rates from
           7.5% to 8.5% due in installments through the year 2000                   18,865          14,500
         Notes payable for acquisitions, at interest rates from
           7% to 8% due in installments through February 2000                       32,253          23,215
         Real estate mortgage notes, at interest
           rates from 8.5% to 8.53%                                                  2,548               -
                                                                               -----------      ----------
      Total debt                                                                   155,192         149,057
      Less current maturities                                                      (38,035)        (54,562)
                                                                               -----------      ----------

      Long term debt                                                           $   117,157      $   94,495
                                                                               ===========      ==========

         In June 1997, the Company obtained a $125.0 million revolving credit facility (the "Credit Facility"), from a group of financial institutions led by BankBoston, N.A. maturing on June 9, 2000 to replace the Fleet Credit Facility and certain other domestic debt. As a result of the prepayment of the Fleet Credit Facility, deferred financing costs and a termination fee totaling $690,000 were expensed in the second quarter of 1997. The Credit Facility is secured by a pledge of the stock of the Company's principal domestic subsidiaries and a portion of the stock of Sintel.

         Additionally, the Company has several credit facilities denominated in Pesetas, one of which is a revolving credit facility with a wholly-owned finance subsidiary of Telefonica. Interest on this facility accrues at MIBOR (Madrid interbank offered rate) plus .30%. At December 31, 1996 and 1997, the Company had $82.1 million (11.3 billion Pesetas) and $50.6 million (7.7 billion Pesetas), respectively of debt denominated in Pesetas, including $27.4 million and $22.3 million, respectively, remaining under the acquisition debt incurred pursuant to the Sintel acquisition (see Note 2). The Company has paid a portion of the December 31, 1997 installment in connection with the acquisition debt, with the remaining amount to be paid pending resolution of the offsetting amounts between the Company and Telefonica.

         On January 30, 1998, the Company sold $200.0 million, 7.75% senior subordinated notes (the "Notes") due in 2008 with interest due semi-annually. The net proceeds were used to repay amounts outstanding under the Credit Facility and for other corporate purposes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

         The Credit Facility and other notes contain certain covenants which, among other things, restrict the payment of dividends, limit the Company's ability to incur additional debt, create liens, dispose of assets, merge or consolidate with another entity or make other investments or acquisitions. Debt agreements also provide that the Company must maintain minimum amounts of stockholders' equity, tangible net worth, cash flow and certain other financial ratio coverages, requiring, among other things, minimum ratios at the end of each fiscal quarter of debt to earnings, earnings to interest expense, accounts receivable to trade payables.

         In May 1996, the Company called its 12% convertible subordinated debentures (the "Debentures") effective June 30, 1996. The Debentures were converted into common stock increasing the number of shares outstanding by 690,456.

         At December 31, 1997 debt matures as follows:

                               1998                             $  54,562
                               1999                                11,485
                               2000                                83,010
                                                                ---------
                               Total                            $ 149,057
                                                                =========


6.        STOCK OPTION PLANS

         Shares underlying stock options and exercise prices have been adjusted to reflect the three-for-two stock split declared in 1997 by the Board of Directors. The Company's only stock option plan currently in effect is the 1994 Stock Incentive Plan (the "1994 Plan"). However, options which were outstanding under the Company's 1976 and 1978 stock option plans at the time of the Burnup Acquisition remain outstanding in accordance with the terms of the respective plans. Approximately 49,200 shares have been reserved for and may still be issued in accordance with the terms of such plans. Compensation expense of $589,000 and $14,700 was recorded in 1996 and 1997, respectively, related to the 1976 plan.

         The 1994 Plan authorizes the grant of options or awards of restricted stock up to 2,500,000 shares of the Company's common stock, of which 500,000 shares may be awarded as restricted stock. As of December 31, 1997, options to purchase 1,412,625 shares had been granted. Options become exercisable over a five year period in equal increments of 20% per year beginning the year after the date of grant and must be exercised within ten years from the date of grant. Options are issued with an exercise price no less than the fair market value of the common stock at the grant date.

         The Company also adopted the 1994 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). The Directors' Plan authorized the grant of options to purchase up to 600,000 shares of the Company's common stock to the non-employee members of the Company's Board of Directors. Options to purchase 112,500 shares have been granted to Board members through 1997. The options granted become exercisable ratably over a three year period from the date of grant and may be exercised for a period of up to ten years beginning the year after the date of grant at an exercise price equal to the fair market value of such shares on the date the option is granted.

         In addition, during 1994 options to purchase 150,000 shares of common stock at $3.83 per share were granted to a director outside the Directors' Plan in lieu of the Director's Plan and annual fees paid to the director. Compensation expense of $42,500 in connection with the issuance of this option is being recognized annually over the five year vesting period. The options are exercisable ratably over a five year period beginning the year after the date of grant and may be exercised for a period of up to ten years beginning the year after the date of grant.

         During 1997, options to purchase 209,000 shares of common stock at prices no less than the fair market value of the common stock at the date of grant ranging from $21.09 to $40.67 were granted to individuals outside the 1994 Plan subject to varying vesting schedules.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1996 AND 1995

The following is a summary of all stock option transactions:

                                                                                                 WEIGHTED AVG.
                                                          WEIGHTED AVG.       EXERCISE            FAIR VALUE OF
                                                 SHARES   EXERCISE PRICE         PRICE          OPTIONS GRANTED
                                                 ------   --------------         -----          ---------------
Outstanding December 31, 1994                    407,700   $   4.62      $   0.10  -  $   5.29
Granted                                          303,000       8.48      $   6.83  -  $   8.92       $   4.22
Exercised                                         (3,150)      5.29      $   0.10  -  $   5.29
Canceled                                         (30,750)      3.94      $   0.10  -  $   8.92
                                              ----------

Outstanding December 31, 1995                    676,800   $   6.33      $   0.10  -  $   8.92
Granted                                          306,000      17.05      $   7.42  -   $ 28.58       $   9.23
Exercised                                        (82,200)      6.38      $   0.10  -  $   8.92
Canceled                                          (2,700)      5.29      $   5.29  -  $   8.92
                                              ----------

Outstanding December 31, 1996                    897,900       9.98     $     .10  -   $ 28.58
Granted                                          992,725      24.96       $ 21.09  -   $ 48.19        $ 19.97
Exercised                                       (201,950)      5.58      $   0.10  -   $ 21.83
Canceled                                         (78,850)     23.62      $   5.29  -   $ 31.63
                                              ----------

Outstanding December 31, 1997                  1,609,825      19.10      $   1.33  -   $ 48.18
                                              ==========


The following table summarizes information about stock options outstanding at December 31, 1997:

                                            OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                                 ---------------------------------------------      ---------------------------
                                    NUMBER          WTD. AVG.        WTD. AVG.        NUMBER          WTD. AVG.
          RANGE OF               OUTSTANDING        REMAINING        EXERCISE       EXERCISABLE       EXERCISE
       EXERCISE PRICES           AT 12/31/97     CONTRACTUAL LIFE      PRICE        AT 12/31/97        PRICE
       ---------------           -----------     ----------------    ---------      -----------       ---------

    $  1.33    -   $  8.16           251,250             6.9          $  5.73            43,650       $   5.63
    $  8.67    -   $  9.81           250,200             7.1          $  9.09            92,550       $   9.10
    $ 21.09    -   $ 26.50           839,400             9.7          $ 21.47            26,250       $  21.52
    $ 28.19    -   $ 31.62           218,985             9.2          $ 31.55               750       $  28.58
    $ 34.79    -   $ 48.19            49,990             9.3          $ 42.05                 -              -
                                 -----------           -----          -------        ----------       --------

    $  1.33    -   $ 48.19         1,609,825            8.79          $ 19.10           163,200       $ 10.26
                                 ===========           =====          =======        ==========       =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

         In 1996, the Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, the Company is required to disclose pro forma net income and earnings per share both for 1996 and 1997 as if compensation expense relative to the fair value of the options granted had been included in earnings. The fair value of each option grant was estimated using the BlackScholes option-pricing model with the following assumptions used for grants in 1996 and 1997, respectively: a five and six year expected life for 1996 and 1997, respectively; volatility factors of 51% and 82%, respectively; risk-free interest rates of 6.13% and 5.5%, respectively; and no dividend payments. Had compensation cost for the Company's options plans been determined and recorded in accordance with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts as follows:

                                                          1996            1997
                                                        --------        --------
Net income:
As reported                                             $ 30,065        $ 34,664
Pro forma                                               $ 29,211        $ 28,797

Basic earnings per share:
As reported                                             $   1.22        $   1.31
Pro forma                                               $   1.18        $   1.09

Diluted earnings per share:
As reported, including pro forma tax adjustment         $   1.20        $   1.28
Pro forma                                               $   1.16        $   1.07


         The 1996 and 1997 pro forma effect on net income is not necessarily representative of the effect in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995 and does not reflect a tax benefit related to the compensation expense as such benefit would be reflected directly in stockholders' equity given that the options are considered incentive stock options.

7.        INCOME TAXES

The provision (benefit) for income taxes consists of the following (in thousands):

                                                  1995             1996              1997
                                                  ----             ----              ----
Current:
Federal                                       $    4,821         $  10,891        $   9,583
Foreign                                                              5,347            6,505
State and local                                     (284)            1,536            1,670
                                              ----------         ---------        ---------
Total current                                      4,537            17,774           17,758
                                              ----------         ---------        ---------

Deferred:
Federal                                           (5,879)           (1,895)           2,650
State and local                                     (493)             (218)             456
                                              ----------         ---------        ---------
Total deferred                                    (6,372)           (2,113)           3,106
                                              ----------         ---------        ---------

(Benefit) provision for income taxes              (1,835)           15,661           20,864
Discontinued operations                              135               (70)              80
                                              ----------         ---------        ---------
Total                                         $   (1,700)        $  15,591        $  20,944
                                              ==========         =========        =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

         The tax effects of significant items comprising the Company's net deferred tax liability as of December 31, 1996 and 1997 are as follows (in thousands):

                                                        1996            1997
                                                        ----            ----
Deferred tax assets:
Accrued self insurance                                $   3,050     $    2,100
Operating loss and tax credit carry forward                 525          1,565
Accrual for disposal of discontinued
  operations                                              1,147              0
All other                                                 4,774          7,550
                                                      ---------     ----------
Total deferred tax assets                                 9,496         11,215
                                                      ---------     ----------

Deferred tax liabilities:
Property and equipment                                    5,817          7,536
Asset revaluations                                        5,462          6,066
All other                                                 1,718          3,871
                                                      ---------     ----------
Total deferred tax liabilities                           12,997         17,473
Valuation allowance                                         500          1,376
                                                      ---------     ----------
Net deferred tax (liabilities) assets                 $  (4,001)    $   (7,634)
                                                      =========     ==========


         The net change in the valuation allowance for deferred tax assets was an increase of $876,000. Such change is attributed to $1,304,000 related to a net operating loss which if not used will expire between 2006-2009, and a decrease of $428,000 related to the utilization of net operating losses.

         Deferred tax assets of $2,096,000 and $1,164,000 for 1996 and 1997, respectively, have been recorded in current assets in the accompanying consolidated financial statements.

         A reconciliation of U.S. statutory federal income tax expense on the earnings from continuing operations is as follows:

                                                      1995               1996             1997
                                                      ----               ----             ----
U.S. statutory federal rate
   applied to pretax income                           (35)%               35%              35%
State and local income taxes                           (2)                 2                2
Effect of dividend exclusion                           (5)                 -                -
Effect of non-U.S. tax rates                            -                 (3)              (1)
Foreign loss producing no tax benefit                   6                  -                -
Adjustment of prior years' taxes                       (5)                 -                -
Change in federal statutory tax rate                    9                  -                -
Change in state tax filing status                      (8)                 -                -
Other                                                   3                  -                1
                                                      -----              ----             ----
(Benefit) provision for income taxes                  (37)%               34%              37%
                                                      =====              ====             ====

         No provision was made in 1996 and 1997 for U.S. income taxes on the undistributed earnings of the foreign subsidiaries as it is the Company's intention to utilize those earnings in the foreign operations for an indefinite period of time. At December 31, 1997, undistributed earnings of the foreign subsidiaries amounted to $26.2 million. If the earnings of such foreign subsidiaries were not indefinitely reinvested, a deferred tax liability of $2.3 million would have been required.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

         The Internal Revenue Service (the "IRS") has examined the tax returns of Burnup & Sims for the fiscal years ended April 30, 1989 through April 30, 1993. The Company has filed a protest with the appellate level of the IRS regarding assessments made for the years 1989 through 1991. Adjustments, if any, as a result of this audit will be recorded as an adjustment to purchase accounting.

8.        CAPITAL STOCK

         The Company has authorized 100,000,000 shares of common stock. At December 31, 1996 and 1997, approximately 26,435,000 and 28,056,000 shares of common stock were issued, 25,621,000 and 27,580,000 shares were outstanding (adjusted for the stock split), respectively, and 814,000 and 476,000 were held in treasury, at cost (after giving effect to the stock split paid in the form of a dividend from treasury stock), respectively. At December 31, 1996 and 1997, the Company had 5,000,000 shares of authorized but unissued preferred stock.

9.       OPERATIONS BY GEOGRAPHIC AREAS

         The Company's principal source of revenue is derived from telecommunications infrastructure construction services in the United States, Spain and Brazil. The Company did not have significant international operations in 1995 accordingly, geographic information for 1996 and subsequent is presented below:

                                               FOR THE YEAR ENDED DECEMBER 31,
                                                    1996             1997
                                                    ----             ----
Revenue
  Domestic                                       $ 284,645         $ 377,046
  International                                    188,155           282,393
                                                 ---------         ---------
Total                                            $ 472,800         $ 659,439
                                                 =========         =========

Operating income
  Domestic                                       $  30,209         $  36,033
  International                                     19,733            21,450
                                                 ---------         ---------
Total                                            $  49,942         $  57,483
                                                 =========         =========

Identifiable assets
  Domestic                                       $ 118,929         $ 206,200
  International                                    258,071           258,105
  Corporate                                        106,018           165,919
                                                 ---------         ---------
Total                                            $ 483,018         $ 630,224
                                                 =========         =========

         There are no transfers between geographic areas. Operating income consists of revenue less operating expenses, and does not include interest expense, interest and other income, equity in earnings of unconsolidated companies, minority interest and income taxes. Domestic operating income is net of corporate general and administrative expenses. Identifiable assets of geographic areas are those assets used in the Company's operations in each area. Corporate assets include cash and cash equivalents, investments in unconsolidated companies, net assets of discontinued operations, real estate held for sale and notes receivable.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


10.      SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

         The Company derives a substantial portion of its revenue from providing telecommunications infrastructure services to Telefonica, BellSouth and Telebras. For the year ended December 31, 1995, the Company derived 33% of its revenue from services performed for BellSouth. For the year ended December 31, 1996, approximately 31% and 13% of the Company's revenue was derived from services performed for Telefonica and BellSouth, respectively. For the year ended December 31, 1997, approximately 27%, 13% and 11% of the Company's revenue was derived from services performed for Telefonica, BellSouth and Telebras, respectively. Revenue generated by MasTec Inepar from Telebras is included from August 1, 1997 (See Note 2). Accounts receivable from the Company's two largest customers at December 31, 1996 and three largest for 1997 were $194.2 million and $192.0 million, respectively. Although the Company's strategic plan envisions diversification of its customer base, the Company anticipates that it will continue to derive a significant portion of its revenue in the future from Telefonica and its affiliates, BellSouth and Telebras.

11.      COMMITMENTS AND CONTINGENCIES

         In December 1990, Albert H. Kahn, a stockholder of the Company, filed a purported class action and derivative suit in Delaware state court against the Company, the then-members of its Board of Directors, and National Beverage Corporation ("NBC"), the Company's then-largest stockholder. The complaint alleges, among other things, that the Company's Board of Directors and NBC breached their respective fiduciary duties in approving certain transactions.

         In November 1993, Mr. Kahn filed a class action and derivative complaint against the Company, the then members of its Board of Directors, and Jorge L. Mas, Jorge Mas and Juan Carlos Mas, the principal shareholders of the Company. The 1993 lawsuit alleges, among other things, that the Company's Board of Directors and NBC breached their respective fiduciary duties by approving the terms of the acquisition of the Company by the Mas family, and that the Mas family had knowledge of the fiduciary duties owed by NBC and the Company's Board of Directors and knowingly and substantially participated in the breach of these duties. The lawsuit also claims derivatively that each member of the Company's Board of Directors engaged in mismanagement, waste and breach of fiduciary duties in managing the Company's affairs prior to the acquisition by the Mas Family.

         There has been no activity in either of these lawsuits in more than a year. The Company believes that the allegations in each of the lawsuits are without merit and intends to defend these lawsuits vigorously.

         In August 1997, the Company settled its lawsuit with BellSouth arising from certain work performed by a subcontractor of the Company from 1991 to 1993 for nominal consideration.

         In November 1997, Church & Tower filed a lawsuit against Miami-Dade County (the "County") in Florida state court alleging breach of contract and seeking damages exceeding $3.0 million in connection with the County's refusal to pay amounts due to Church & Tower under a multi-year agreement to perform road restoration work for the Miami-Dade Water and Sewer Department ("MWSD"), a department of the County, and the County's wrongful termination of the agreement. The County has refused to pay amounts due to Church & Tower under the agreement until alleged overpayments under the agreement have been resolved, and has counterclaimed against the Company seeking damages that the Company believes will not exceed $2.1 million. The County also has refused to award a new road restoration agreement for MWSD to Church & Tower, which was the low bidder for the new agreement. The Company believes that any amounts due to the County under the existing agreement are not material and may be recoverable in whole or in part from Church & Tower subcontractors who actually performed the work and whose bills were submitted directly to the County.

         The Company is a party to other pending legal proceedings arising in the normal course of business, none of which the Company believes is material to the Company's financial position or results of operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

         In 1990, Trilogy Communications, Inc. filed suit against Excom Realty, Inc., a wholly owned subsidiary of the Company, for damages and declaratory relief. The Company counterclaimed for damages. On May 1, 1995, the Company settled its counterclaim for $1.3 million, which is recorded as other income in the accompanying consolidated financial statements.

         In connection with certain contracts, the Company has signed certain agreements of indemnity in the aggregate amount of approximately $87.5 million, of which approximately $37.3 million relate to the uncompleted portion of contracts in process. These agreements are to secure the fulfillment of obligations and performance of the related contracts.

         Federal, state and local laws and regulations govern the Company's operation of underground fuel storage tanks. The Company is in the process of removing, restoring and upgrading these tanks, as required by applicable laws, and has identified certain tanks and surrounding soil which will require remedial cleanups.

12.      FAIR VALUE

         For certain of the Company's financial instruments, including cash and cash equivalents, accounts and notes receivable, accounts payable and other liabilities, the carrying amounts approximate fair value due to their short maturities. Long-term floating rate debt is carried at amounts that approximate fair value. The Company uses letters of credit to back certain insurance policies. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place.

         The estimated fair values may not be representative of actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.

13.      DISCONTINUED OPERATIONS AND REAL ESTATE HELD FOR SALE

         In the third quarter of 1995, the Company determined to concentrate its resources and better position itself to achieve its strategic growth objectives by disposing of all of the general products segment that the Company acquired as part of the Burnup Acquisition. These operations and assets included Southeastern Printing Company, Inc. ("Southeastern"), Lectro Products, Inc. ("Lectro") and Floyd Theatres, Inc. ("Floyd Theatres"). As a result of the decision to accelerate disposal of these assets, the Company recorded a special charge in the third quarter of 1996 of $15.4 million to adjust the carrying values of its real estate investment to estimated net realizable value based on offers received by the Company to dispose of certain real estate investments in a bulk transaction. The original value assigned to the real estate investments contemplated the disposition of the properties on an individual basis and no considerations had previously been given to a bulk sale. In the fourth quarter of 1995, the Company recorded an additional charge of $7.7 million to reflect the value realized upon a sale of certain real estate and the Company's preferred stock investment in early 1996. These assets were sold at prices and in a manner designed to facilitate their immediate disposal so that the Company could concentrate its resources on its core telecommunications and other utilities construction business.

         In March 1995, the Company sold the indoor theater assets of Floyd Theatres for approximately $11.5 million. A gain of $1.5 million, net of tax, resulted from this transaction in the first quarter of 1995. In August 1995, the Company sold the stock of Lectro for $11.9 million in cash and a note receivable of $450,000. A gain of $5.9 million, net of tax, was recorded in the third quarter of 1995 related to the sale of Lectro. A loss of approximately $6.4 million, net of tax, relating to the disposition of these discontinued operations was recorded in the fourth quarter of 1995. In January 1997, the Company sold the assets of Southeastern at its carrying value for approximately $2.1 million in cash and a note for $500,000.

         As part of the acquisition of Harrison-Wright Company, Inc. (see Note
2), the Company purchased the assets of Utility Pre-cast, Inc. The Company intends to sell the pre-cast business and accordingly has reflected the net assets of approximately $4.2 million as a discontinued operation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

         Included in other current assets in the accompanying balance sheet is approximately $15.7 million and $10.9 million of real estate held for sale at December 31, 1996 and 1997, respectively.

         Discontinued operations include management's best estimates of the amounts expected to be realized on the sale of these assets. While the estimates are based on current negotiations, the amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the loss on disposal of the discontinued operations.

         Summary operating results of discontinued operations, excluding net gains on disposal and estimated loss during the phase-out period, are as follows (in thousands):

                                                                       1995             1996              1997
                                                                       ----             ----              ----
Revenue                                                              $ 21,952          $ 12,665         $  4,471
                                                                     ========          ========         ========

Earnings (loss) before income taxes                                  $     58          $   (288)        $    209
Provision (benefit) for income taxes                                       20              (111)              80
                                                                     --------          --------         --------
Net income (loss) from discontinued operations                       $     38          $   (177)        $    129
                                                                     ========          ========         ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

14.      QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                      (DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
                                                   FIRST      SECOND         THIRD        FOURTH
                                                 QUARTER    QUARTER (2)    QUARTER (3)  QUARTER (4)      TOTAL
                                                 -------    -----------    -----------  -----------      -----
1996:
Revenue                                         $   62,547    $ 108,634      $ 142,394    $ 159,225    $ 472,800
                                                ==========    =========      =========    =========    =========

Operating income                                $    6,477    $  11,384      $  15,401    $  16,680    $  49,942
                                                ==========    =========      =========    =========    =========

Income from continuing operations               $    3,696    $   6,373      $  9 ,362    $  10,746    $  30,176
                                                ==========    =========      =========    =========    =========
(Loss) income from discontinued
    operations including gain (loss)
    on disposal, net of taxes                          (14)          27            163         (287)        (111)
                                                ----------    ---------      ---------    ---------    ---------
Net income                                      $    3,681    $   6,400      $   9,525    $  10,459    $  30,065
                                                ==========    =========      =========    =========    =========

Pro forma basic earnings per share (1) (5):
  Continuing operations                         $     0.15    $    0.26      $    0.37    $    0.42    $    1.22
  Discontinued operations                               -             -           0.01        (0.01)           -
                                                ----------    ---------      ---------    ---------    ---------
                                                $     0.15    $    0.26      $    0.38    $    0.41    $    1.22
                                                ==========    =========      =========    =========    =========
Diluted earnings per share (1) (5):
 Continuing operations                          $     0.15    $    0.26      $    0.37    $    0.41    $    1.20
 Discontinued operations                                 -            -           0.01        (0.01)           -
                                                ----------    ---------      ---------    ---------    ---------
                                                $     0.15    $    0.26      $    0.38    $    0.40    $    1.20
                                                ==========    =========      =========    =========    =========

1997:
Revenue                                         $  130,143    $ 141,499      $ 184,562    $ 203,235    $ 659,439
                                                ==========    =========      =========    =========    =========

Operating income                                $   15,495    $  17,614      $  16,772    $   7,602    $  57,483
                                                ==========    =========      =========    =========    =========

Income from continuing operations               $    9,338    $  10,702      $   8,453    $   6,042    $  34,535
                                                ==========    =========      =========    =========    =========
(Loss) income from discontinued
    operations including gain (loss)
    on disposal, net of taxes)                         (51)         124             45           11          129
                                                ----------    ---------      ---------    ---------    ---------
Net income                                      $    9,287    $  10,826      $   8,498    $   6,053    $  34,664
                                                ==========    =========      =========    =========    =========

Pro forma:
Basic earnings per share (1) (5):
  Continuing operations                         $     0.36    $    0.42      $    0.32    $    0.22    $    1.31
  Discontinued operations                                -            -              -            -            -
                                                ----------    ---------      ---------    ---------    ---------
                                                $     0.36    $    0.42      $    0.32    $    0.22    $    1.31
                                                ==========    =========      =========    =========    =========
Diluted earnings per share (1) (5):
  Continuing operations                         $     0.36    $    0.41      $    0.31    $    0.22    $    1.28
  Discontinued operations                                -            -              -            -            -
                                                ----------    ---------      ---------    ---------    ---------
                                                $     0.36    $    0.41      $    0.31    $    0.22    $    1.28
                                                ==========    =========      =========    =========    =========

(1) Earnings per share amounts have been adjusted to reflect the three-for-two stock split declared effected on February 28, 1997.
(2)      The Company acquired Sintel (see Note 2) on April 30, 1996.
(3) In the third quarter of 1997, the Company commenced operations in Brazil (see Note 2).
(4) In the fourth quarter of 1997, the Company sold, at a gain of $4.4 million net of tax, a portion of its investment in Conecel. See Note 2.
(5) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per share data does not equal the total computed for the year due to changes in the weighted average number of common shares outstanding.